UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 23, 2017

EASTSIDE DISTILLING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-54959	20-3937596
(Commission File Number)	(IRS Employer Identification No.)

2150 SE Hanna Harvester Drive
Portland, OR	97222
(Address of Principal Executive Offices)	(Zip Code)

(971) 888-4264

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2017, the board of directors (the “Board”) of Eastside Distilling, Inc. (the “Company”) appointed Jack Peterson to the Board to fill an existing vacancy on the Board effective immediately.

Since May 2007, Mr. Peterson has been the President of Sandstrom Partners, a brand development company that focuses on the creation and revitalization of thought leading brands such as Bulleit Bourbon, St-Germain, Stillhouse Whiskey, Miller Brewing, Pernod Ricard and Aviation Gin. In addition to the Company, other clients of Sandstrom Partners include Bacardi, Pernod Ricard, Brown Foreman and Diageo. From March 1996 to April 2007, Mr. Peterson was President of Borders, Perrin, Norrander, a full-service advertising agency in Portland, Oregon. Previously, Mr. Peterson served as account director and account executive at several advertising agencies including Hal Riney & Partners in San Francisco. Mr. Peterson holds a B.A. from the University of Minnesota. Because of his professional experience in brand development and establishing brand equity, and his contacts within the spirits industry, the Company believes Mr. Peterson will be a valuable member of the Board.

Mr. Peterson will be eligible to receive compensation for service to the Board and committees of the Board in accordance with any future non-employee director compensation policies adopted by the Company.

Mr. Peterson is the President of Sandstrom Partners. In late 2016, with the goal of increasing its brand value and accelerating sales, the Company retained Sandstrom and tasked them with reviewing the Company’s current product portfolio, as well as its new ideas, and advising it with respect to marketing, creation of brand awareness and product positioning, locally and nationally. The Company is using Sandstrom’s full range of brand development services, including research, strategy, brand identity, package design, environments, advertising as well as digital design and development. The Company anticipates that its product packaging design will change in the second half of 2017 as a result of Sandstrom’s efforts. The Company has paid $80,000 in cash and 33,334 shares of stock valued at $145,000 (at the time of issuance) to Sandstrom Partners in 2017 to date for services rendered by Sandstrom under its agreement with the Company.

Item 8.01. Other Events.

As previously reported, on August 10, 2017, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC, as representative, joint lead underwriter and joint bookrunner, and Aegis Capital Corp., as joint lead underwriter and joint bookrunner, and with the other underwriters (the “Underwriters”) named therein, relating to a firm commitment underwritten public offering of 1,200,000 units (the “Units”), each Unit consisting of one share of the Company’s common stock (the “Common Stock”) and warrants to purchase one share of Common Stock (the “Warrants”). Pursuant to the Underwriting Agreement, the Company also granted the Underwriters a 45-day option to purchase up to an additional 180,000 shares of Common Stock and up to an additional 180,000 Warrants, in each case to cover over-allotments, if any. The initial closing of the firm commitment underwritten offering of 1,200,000 Units occurred on August 15, 2017. In addition, on August 10, 2017, the Underwriters exercised their over-allotment option to purchase an additional 180,000 Warrants, and such additional Warrants were issued at the initial closing of the offering on August 15, 2017.

On August 24, 2017, the Company completed the closing of the exercise of the Underwriters’ over-allotment option to purchase an additional 180,000 shares of Common Stock (the “Over-allotment Shares”) at the offering price of $4.49 per share, resulting in additional gross proceeds to the Company of approximately $808,200. After giving effect to the exercise of the over-allotment option, the Company has raised a total of $6,210,000 in gross proceeds, before deducting underwriting discounts and commissions and other estimated offering expenses, through the issuance of a total of 1,380,000 shares of Common Stock and 1,380,000 Warrants in the public offering.

Pursuant to the Underwriting Agreement, the Company will pay the Underwriters a commission equal to 7.0% of the gross proceeds of the sale of the Over-allotment Shares.

The Underwriting Agreement was filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on August 10, 2017 and is incorporated herein by reference.

Roth Capital Partners and Aegis Capital Corp. acted as joint lead underwriters and joint bookrunners for the offering, which is a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 (File No. 333- 215848) and a related prospectus filed with the Securities and Exchange Commission, which became effective on August 9, 2017. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

On August 24, 2017 the Company issued a press release entitled “Eastside Distilling, Inc. Announces Closing of Underwriters’ Overallotment Option to Purchase Additional Shares of Common stock”. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release dated August 24, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTSIDE DISTILLING, INC.

By:	/s/ Grover T. Wickersham
Grover T. Wickersham
Chief Executive Officer and Chairman of the Board

Date: August 24, 2017